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                                                                    Exhibit 99.1

FOR MORE INFORMATION CONTACT:

Roger J. Mason, Chief Financial Officer
(609) 469-0305, http://www.i-stat.com





      i-STAT ANNOUNCES SIGNING OF $30 MILLION FINANCING WITH AFFILIATES OF
                       CERBERUS CAPITAL MANAGEMENT, L.P.

              i-STAT TO REDEEM SERIES C CONVERTIBLE PREFERRED STOCK

EAST WINDSOR, NJ, December 7, 2001 --- i-STAT Corporation (Nasdaq: STAT) today announced the signing of a $30 million financing with affiliates of Cerberus Capital Management, L.P. The transaction involves the sale of 30,000 shares of a new Series D Convertible Preferred Stock at $1,000 per share. The transaction is subject to customary closing conditions and must close on or before December 14, 2001.

i-STAT also announced that it has elected to redeem all of its Series C Convertible Preferred Stock issued in August to institutional investors, for a redemption price of approximately $20.5 million. The effect of this redemption and the issuance of the Series D Convertible Preferred Stock is to reduce the number of shares of Common Stock issuable upon exercise of warrants issued along with the Series C Preferred Stock from approximately 1.3 million to approximately 938 thousand, and to adjust the per share strike price of these warrants to $8.00.

William Moffitt, president and chief executive officer of i-STAT, said: "I am delighted that we have been able to secure this financing from Cerberus, which will position i-STAT to achieve its long-term objectives while at the same time avoiding the dilutive effect from the conversion of the Series C Preferred Stock."

The Series D Preferred Stock issued to Cerberus will be mandatorily redeemable on the 10th anniversary of issuance and may be redeemed by i-STAT on or after the sixth anniversary of issuance. The Series D Preferred Stock may be converted into Common Stock at the holders' option at a conversion price of $8.00. In addition, the Series D Preferred Stock will bear preferential dividends at a rate of 8.0% per year, which may be paid in cash, or accrue and become payable in cash upon redemption or in shares of Common Stock upon conversion. During periods that the Common Stock trades at or above $15.00 per share, the dividend rate is reduced to 2.0%, and if during subsequent periods the Common Stock trades below $10.00 per share, the dividend rate will again be increased to 8%.

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The Company intends to use the net proceeds of the Series D Preferred Stock for general corporate purposes, including the implementation of its marketing plans, new product research and development programs, expansion of manufacturing capacity, and for working capital.

In connection with the new financing, investors in the Series D Preferred Stock will be issued 6-year warrants to purchase up to an additional 937,500 shares of i-STAT Common Stock at a per share strike price of $8.00.

The resale of the shares of Common Stock issuable in the transaction will be registered with the Securities and Exchange Commission.

UBS Warburg LLC and The Delaware Bay Company, Inc. acted as placement agents on the transaction.

The foregoing summary does not contain all the material terms of the transaction. For a more complete description of the terms of the private placement, please consult i-STAT's Current Report on Form 8-K being filed with the Securities and Exchange Commission.

i-STAT Corporation develops, manufactures and markets diagnostic products for blood analysis that provide health care professionals critical diagnostic information accurately and immediately at the point of patient care. Through the use of advanced semiconductor manufacturing technology, established principles of electrochemistry and state-of-the-art computer electronics, i-STAT developed the world's first hand-held automated blood analyzer capable of performing a panel of commonly ordered blood tests on two or three drops of blood in just two minutes at the patient's side.

Certain statements in this press release may relate to future events and expectations and as such constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements expressed or implied by such forward-looking statements to vary significantly from reporting period to reporting period. Such factors include, among others, competition from existing manufacturers and marketers of blood analysis products who have greater resources than the Company, economic conditions affecting the company's target markets, the uncertainty of new product development initiatives, the ability to attract and retain key scientific, technological and management personnel, dependence upon limited sources for product manufacturing components, upon a single manufacturing facility and upon innovative and highly technical manufacturing techniques, market resistance to new products and point of care blood diagnosis, inconsistency in customer order patterns, domestic and international regulatory constraints, uncertainties of international trade, pending and potential disputes concerning ownership of intellectual property, availability of capital upon favorable terms and dependence upon and contractual relationships with strategic partners, particularly Abbott Laboratories. See additional discussion under "Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.